News Release
Date: July 31, 2007	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com
Nalco Holding Company Board Approves Stock Repurchase Program
(Naperville, Illinois) The Board of Directors of Nalco Holding Company (NYSE: NLC) has authorized the Company to repurchase up to $300 million of its common shares, and gave management discretion in determining the conditions under which shares may be purchased from time to time.

This authorization represents more than 8 percent of the Company’s recent market capitalization, and will be funded by Free Cash Flow.

“Nalco’s strong financial performance has led to a reduction in our debt position from nearly 7 (pro forma) times trailing 12 months Adjusted EBITDA at the time of our leveraged buyout in October 2003, to approximately 4.4 times currently,” noted Dr. William H. Joyce, Nalco’s Chairman and Chief Executive Officer.  “Our internal cash flow generation adequately covers our investments to accelerate growth in sales and earnings, our dividends, and required debt amortization, while permitting this additional return to investors through share repurchases.”

About Nalco

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications.  The company currently serves more than 70,000 customer locations representing a broad range of end markets. It has established a global presence with more than 11,000 employees operating in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2006, Nalco achieved sales of more than $3.6 billion. For more information visit www.nalco.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.